                                                                EXHIBIT 23(H)(V)

                                 WT MUTUAL FUND

                            SHAREHOLDER SERVICE PLAN

                             FOR SERVICE SHARES OF:

                       WILMINGTON PRIME MONEY MARKET FUND
                  WILMINGTON U.S. GOVERNMENT MONEY MARKET FUND

                                       AND

                             FOR CLASS W SHARES OF:

                       WILMINGTON PRIME MONEY MARKET FUND
                  WILMINGTON U.S. GOVERNMENT MONEY MARKET FUND
                     WILMINGTON TAX-EXEMPT MONEY MARKET FUND

          This Shareholder Service Plan (the "Plan") has been adopted by WT Mutual Fund (the "Trust") with respect to the Service Shares and Class W Shares of each of the series of the Trust listed on Schedule A attached hereto (each a "Fund," and collectively, the "Funds"). This Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the "non-interested Trustees"), by votes cast at a meeting called for the purpose of voting on this Plan.

1.   Service Agreements and Payments

     1.1. The Trust, on behalf of each Fund, is authorized to enter into shareholder service agreements ("Service Agreements"), substantially in the form attached hereto as Exhibit A (which has been approved by the Board), with financial institutions and other persons who provide services for and maintain shareholder accounts (the "Service Providers") as set forth in this Plan.

     1.2. Pursuant to Service Agreements, as compensation for the services described in Section 3 below, the Trust may pay the Service Provider a fee, as detailed in Section 2 below, from the Service Shares of the Fund represented by the shareholder accounts for which the Service Provider maintains a service relationship; provided, however, that no Fund shall directly or indirectly pay any amounts, whether payments of fees are pursuant to the Service Agreements or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc.

     1.3. Each Service Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with the assets of the Service Shares of a Fund attributable to its customers' investments (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service Provider.

2. Shareholder Service Fee. Pursuant to this Plan, the Fund shall daily accrue and monthly pay each Service Provider a shareholder service fee not to exceed the amount, as listed in Schedule A, per annum of the average daily net assets of the Service Shares of the Fund with which the Service Provider maintains a service relationship.

3. Service Activities. Service activities include (i) establishing and maintaining accounts and records relating to clients of a Service Provider;
     (ii) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of the Service Shares of a Fund may be effected and other matters pertaining to such class of share's services;
     (iii) providing for the necessary personnel and facilities to establish and maintain shareholder accounts and records; (iv) assisting shareholders in arranging for processing of purchase, redemption and exchange transactions;
     (v) arranging for the wiring of Portfolio proceeds; (vi) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; (vii) integrating periodic statements with other shareholder transactions; and (viii) providing such other related services as the shareholder may request.

4.   Amendment and Termination.

     4.1. Any material amendment to this Plan shall be effective only upon approval of the Board, including a majority of the non-interested Trustees, pursuant to a vote cast at a meeting called for the purpose of voting on the amendment to the Plan.

     4.2. This Plan may be terminated without penalty at any time by a vote of a majority of the non-interested Trustees.

5. Effectiveness and Continuance of the Plan. The Plan will become effective upon approval by the Board of Trustees and shall continue in effect from year to year so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees of the Trust, including a majority of the non-interested Trustees.

6. Reports to the Trustees. The Trustees shall review, at least quarterly, a written report of the amounts expended by each Portfolio under Service Agreements with any Service Providers and the purposes for which such expenditures were made.

7. Limitation of Shareholder and Trustee Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Portfolio under this Plan, and each Service Provider shall agree that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Portfolio to which the Service Provider's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

                                   SCHEDULE A
                                       TO
                            SHAREHOLDER SERVICE PLAN

                                         SHAREHOLDER SERVICE
                                        FEE AS A PERCENTAGE OF
PORTFOLIO AND CLASS                  AVERAGE DAILY NET ASSETS(1)     EFFECTIVE DATE
----------------------------------   ---------------------------   -----------------
Wilmington Prime Money Market                   0.25%              February 16, 2001
Fund - Service Shares

Wilmington U.S. Government Money                0.25%              February 16, 2001
Market Fund - Service Shares

Wilmington Prime Money Market                   0.25%                 May 25, 2006
Fund - Class W Shares

Wilmington U.S. Government Money                0.25%                 May 25, 2006
Market Fund - Class W Shares

Wilmington Tax-Exempt Money Market              0.25%              February 16, 2001
Fund - Class W Shares

Revised: May 25, 2006

----------
(1) The Shareholder Service Plan allows for a maximum shareholder service fee of up to 0.25% of a class's average daily net assets; however, on May 25, 2006, the Board of Trustees has authorized annual payments of up to 0.15% of the average daily net assets of a class.

                                    EXHIBIT A

                          SHAREHOLDER SERVICE AGREEMENT
                                     BETWEEN
                                 WT MUTUAL FUND
                                       AND

                                   ----------

          THIS AGREEMENT is made as of the ____ day of _________, ____ by and between WT MUTUAL FUND, a Delaware business trust which may issue one or more series and classes of shares of beneficial interest (the "Trust"), on behalf of each class of shares of each series to which this Agreement pertains (the "Funds"), and ___________________, a __________________ (the "Company").

                                   WITNESSETH:

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Trust wishes to retain, on behalf of the Funds, the Company to provide certain shareholder services and administrative services to shareholders of the Funds, and the Company is willing to furnish such services;

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, it is agreed between the parties hereto as follows:

          i. The Company shall provide shareholder and administrative services for certain shareholders of the Funds. Such services may include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing dividend options, account designations and addresses; assistance in processing purchase and redemption transactions; and such other information and services as the Trust, on behalf of the Funds, reasonably may request, to the extent permitted by applicable statute, rule or regulation.

          ii. The Company shall provide such facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Funds, and to assist the Funds in servicing accounts of such shareholders.

          iii. Neither the Company nor any of its employees or agents are authorized to make any representation concerning shares of the Funds at any time except those contained in the Funds' Prospectus at such time; and the Company, in its capacity as described in this Agreement, shall have no authority to act as agent for the Funds.

          iv. In consideration of the services and facilities described herein, the Company shall be entitled to receive from the class of shares of the Fund to which it pertains an annual fee equal to the amount set forth opposite the Fund's name in Exhibit 1.

          v. The Trust reserves the right, at the Trust's discretion and without notice, to suspend the sale of its shares or withdraw the sale of its shares of the Funds.

          vi. This Agreement may be terminated as to any Fund or any class of shares of any Fund at any time (without payment of any penalty) by: (i) a majority of Trustees of the Trust; (ii) a vote of a majority of the outstanding voting securities of the Fund or any class of shares of the Fund; or (iii) the Company. The Trust may also terminate this Agreement for cause on violation by the Company of any of the provisions of this Agreement. The Trust's failure to terminate for any cause shall not constitute a waiver of its right to terminate at a later date for any such cause.

          vii. A copy of the Trust Instrument is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Funds.

          viii. All communications to the Funds shall be sent to the Funds at PFPC, Inc., 301 Bellevue Parkway, Wilmington, DE 19890-0001. All communications to the Company shall be sent to the Company at
               ______________________________________________.

          ix. This Agreement shall become effective as of the date when it is executed and dated by the Trust, on behalf of the Funds, below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first above written.

WT MUTUAL FUND, on behalf of each       [COMPANY]
class of each Fund listed in Exhibit 1


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                                    EXHIBIT 1

NAME OF FUND AND CLASS OF SHARES     FEE AS A % OF AVERAGE DAILY NET ASSET VALUE
--------------------------------     -------------------------------------------
Wilmington Prime Money Market Fund
- Service Shares
Wilmington U.S. Government Money
Market Fund - Service Shares
Wilmington Prime Money Market Fund
- Class W Shares
Wilmington U.S. Government Money
Market Fund - Class W Shares
Wilmington Tax-Exempt Money Market
Fund - Class W Shares